Exhibit 10.8
Summary of Compensation for Directors of The Scotts Miracle-Gro Company
Annual Retainer; Reimbursement of Expenses
     Each director of The Scotts Miracle-Gro Company (“Scotts Miracle-Gro”) who is not an employee of Scotts Miracle-Gro or its subsidiaries (a “non-employee director”) receives a $40,000 annual retainer for Scotts Miracle-Gro Board of Directors and Board committee meetings. Each member of the Audit Committee of Scotts Miracle-Gro’s Board of Directors receives an additional $5,000 annually. The non-employee directors receive reimbursement of all reasonable travel and other expenses of attending Scotts Miracle-Gro Board of Directors and Board committee meetings.
Stock Units
     Prior to January 26, 2006, non-employee directors were able to elect, under The Scotts Miracle-Gro Company 1996 Stock Option Plan (the “1996 Plan”) and The Scotts Miracle-Gro Company 2003 Stock Option and Incentive Equity Plan (the “2003 Plan”), to receive all or a portion, in 25% increments, of their annual cash retainer for service as a director in cash or in stock units. If stock units were elected, the non-employee director received a number of stock units determined by dividing the chosen dollar amount by the closing price of Scotts Miracle-Gro’s common shares on the New York Stock Exchange (“NYSE”) on the first trading day following the date of the annual meeting of shareholders of Scotts Miracle-Gro for which the deferred value of the annual cash retainer otherwise would have been paid. The stock units are to be settled in cash or common shares, as elected by the non-employee director, upon the date that the non-employee director ceases to be a member of the Scotts Miracle-Gro Board of Directors (in the case of stock units elected under the 1996 Plan and the 2003 Plan), upon the date the non-employee director has specified in his or her deferral form or upon a “change in control” (as defined in each of the 1996 Plan and the 2003 Plan), whichever is earliest. If stock units are to be settled in cash, the amount distributed will be calculated by multiplying the number of stock units to be settled in cash by the fair market value of Scotts Miracle-Gro’s common shares determined: (i) on the date immediately preceding the settlement date in the case of stock units elected under the 1996 Plan; or (ii) on the settlement date in the case of stock units elected under the 2003 Plan. If stock units are to be settled in common shares, the number of common shares distributed will equal the whole number of stock units to be settled in common shares, with the fair market value of any fractional stock units distributed in cash. In general, distributions may be made either in a lump sum or in installments over a period of up to ten years, as elected by the non-employee director. However, upon a change in control, each outstanding stock unit held by a non-employee director will be settled for a lump sum cash payment equal to (1) the highest price per share offered in conjunction with the transaction resulting in the change in control or (2) in the event of a change in control not related to a transfer of Scotts Miracle-Gro common shares, the highest closing price of a common share of Scotts Miracle-Gro as reported on NYSE on any of the 30 consecutive trading days ending on the last trading day before the change in control occurs (the “change in control price per common share”). In addition, if a non-employee director dies, his or her stock units will be settled in a lump sum in cash. Following the approval of The Scotts Miracle-Gro Company 2006 Long-Term Incentive Plan (the “2006 Plan”) at the 2006 Annual Meeting of Shareholders of Scotts Miracle-Gro on January 26, 2006, non-employee directors may no longer elect to receive stock units under the 1996 Plan or the 2003 Plan.
     The non-employee directors may elect, under the 2006 Plan, to receive all or a portion (in 25% increments) of their annual cash retainer for service as a director in cash or in stock units. If stock units are elected, the non-employee director receives a number of stock units determined by dividing the chosen dollar amount by the closing price of Scotts Miracle-Gro’s common shares on NYSE on the first trading day following the date of the annual meeting of shareholders of Scotts Miracle-Gro for which the deferred value of the annual cash retainer otherwise would have been paid. The stock units are to be settled in cash or common shares, as elected by the non-employee director, upon the date that the non-employee director ceases to be a member of the Scotts Miracle-Gro Board of Directors or upon a “change in control” (as defined in the 2006 Plan), whichever is earlier. If stock units are to be settled in cash, the amount distributed will be calculated by multiplying the number of stock units to be settled in cash by the fair market value of Scotts Miracle-Gro’s common shares determined on the settlement date. If stock units are to be settled in common shares, the number of common shares distributed will equal the whole number of stock units to be settled in common shares, with the fair market value of any fractional stock units distributed in cash. In general, distributions may be made either in a lump sum or in installments over a period of up to ten years, as elected by the non-employee director. However, upon a change in control, each outstanding stock unit held by a non-employee director will be settled for a lump sum cash payment equal to the change in control price per common share. In addition, if a non-employee director dies, his or her stock units will be settled in a lump sum in cash.
Non-Qualified Stock Options
     Prior to January 26, 2006, individuals then serving as non-employee directors automatically received an annual grant, on the first business day following the date of each annual meeting of shareholders of Scotts Miracle-Gro, of non-qualified stock options (“NSOs”) to purchase 10,000 common shares at an exercise price equal to the fair market value of the Scotts Miracle-Gro common shares on the grant date. Non-employee directors who were members of one or more committees of the Scotts Miracle-Gro Board of Directors received NSOs to purchase an additional 1,000 common shares for each committee on which they served. Additionally, non-employee directors who chaired a committee received NSOs to purchase an additional 2,000 common shares for each committee they chaired. These NSOs were granted under the 1996 Plan or the 2003 Plan. Since the approval of the 2006 Plan, no further automatic grants have been or will be made under the 1996 Plan or the 2003 Plan.
     Grants of NSOs to directors under the 2006 Plan are discretionary. On January 27, 2006 and on January 26, 2007, consistent with the automatic grants which had previously been made under the 1996 Plan and the 2003 Plan, each of the individuals then serving as a non-employee director of Scotts Miracle-Gro received a grant of NSOs to purchase 10,000 common shares of Scotts Miracle-Gro. Non-employee directors who were members of one or more committees of the Board of Directors received NSOs to purchase an additional 1,000 common shares for each committee on which they served. Additionally, non-employee directors who chaired a committee received NSOs to purchase an additional 2,000 common shares for each committee they chaired. Each of the NSOs granted on January 27, 2006 has an exercise price of $49.55, the closing price of Scotts Miracle-Gro’s common shares on the grant date. Each of the NSOs granted on January 26, 2007 has an exercise price of $53.15, the closing price of Scotts Miracle-Gro’s common shares on NYSE on the grant date.
     On October 11, 2006, Thomas N. Kelly Jr., who had been appointed to the Scotts Miracle-Gro Board of Directors on August 11, 2006, received NSOs to purchase 6,000 common shares at an exercise price of $45.88, the closing price of Scotts Miracle-Gro’s common shares on NYSE on the grant date. This number of common shares was based on the period he would serve on the Scotts Miracle-Gro Board of Directors and Board committees during the 2006 calendar year following his appointment.
     NSOs granted to non-employee directors under the 1996 Plan became exercisable six months after the grant date and NSOs granted to non-employee directors under the 2003 Plan became exercisable either six months or twelve months after the grant date. The NSOs granted to the non-employee directors then serving on January 27, 2006 and to Mr. Kelly on October 11, 2006 vested and became exercisable on January 27, 2007. The NSOs granted to the non-employee directors then serving on January 26, 2007 will vest and become exercisable on January 26, 2008. Once vested, the NSOs remain exercisable until the earlier to occur of the tenth anniversary of the grant date or the first anniversary of the date the non-employee director ceases to be a member of Scotts Miracle-Gro’s Board of Directors. However, if the non-employee director ceases to be a member of the Scotts Miracle-Gro Board of Directors after having been convicted of, or pled guilty or nolo contendere to, a felony, his or her NSOs will be cancelled on the date he or she ceases to be a director. If the non-employee director ceases to be a member of the Scotts Miracle-Gro Board of Directors after having retired after serving at least one full term, his or her NSOs will remain exercisable for a period of five years following retirement subject to the stated terms of the NSOs.
     Upon a change in control of Scotts Miracle-Gro, each non-employee director’s outstanding NSOs granted under the 2003 Plan or the 2006 Plan will be cancelled, unless (a) Scotts Miracle-Gro’s common shares remain publicly traded, (b) the non-employee director remains a director of Scotts Miracle-Gro after the change in control or (c) the non-employee director exercises, with the permission of the Compensation and Organization Committee (in the case of NSOs granted under the 2003 Plan) or the Board of Directors (in the case of NSOs granted under the 2006 Plan), the non-employee director’s outstanding NSOs within 15 days of the date of the change in control. In addition, each non-employee director’s outstanding NSOs granted under the 1996 Plan will be cancelled unless the non-employee director exercises, with the permission of the Compensation and Organization Committee, the non-employee director’s outstanding NSOs within 15 days of the date of the change in control. For each cancelled NSO, a non-employee director will receive cash in the amount of, or common shares having a value equal to, the difference between the change in control price per common share and the exercise price per common share associated with the cancelled NSO.